SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            Goulds Pumps Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      same
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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

[GOULDS PUMPS LOGO] GOULDS PUMPS, INCORPORATED


                                                                  March 24, 1997

                            -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1997

                             -----------------------


To the Stockholders of GOULDS PUMPS, Incorporated:

     THE ANNUAL MEETING of the Stockholders of Goulds Pumps, Incorporated will be held at the Holiday Inn, Seneca Falls, New York (1/4 mile north of the intersection of NY 414 and US 20) on Wednesday, May 7, 1997, at ten o'clock a.m. for the following items of business:

          1.   Election of Directors;

          2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1997; and

          3. Such other business as may properly come before the meeting or any adjournment thereof.

     These matters are described more fully in the attached Proxy Statement. Stockholders of record at the close of business on March 10, 1997 are entitled to notice of and to vote at the meeting.

                                              By Order of the Board of Directors


                                                   MICHAEL T. TOMAINO
                                                       Secretary


--------------------------------------------------------------------------------
     The Board of Directors will appreciate your marking, signing and returning promptly the accompanying proxy card, no matter how large or how small your holdings may be.
--------------------------------------------------------------------------------

[GOULDS PUMPS LOGO] GOULDS PUMPS, INCORPORATED


                                PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1997

     The accompanying proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Goulds Pumps, Incorporated (the "Company"), 300 WillowBrook Office Park, Fairport, New York 14450-4285, to be held at the time and place stated in the Notice of Meeting which accompanies this Proxy Statement. Proxy materials are first being mailed on or about March 24, 1997. The shares represented by properly completed proxies received prior to the vote will be voted FOR the election as Directors of the nominees named herein and FOR ratifying the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997, unless specific instructions to the contrary are given or an abstention from voting is indicated by the stockholder. The proxy may be revoked at any time before it is exercised.

     On March 10, 1997, the record date, there were 21,376,093 shares of Common Stock outstanding, each of which entitles the holder to one vote on each matter to come before the meeting. One-third of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of Directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

                             ELECTION OF DIRECTORS

     Eight Directors, constituting the entire Board, are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The names of, and certain information about, the persons nominated by the Board of Directors for election as Directors follow. The Board of Directors believes that all of the nominees will be available and able to serve as Directors, but if for any reason any nominee becomes unavailable for election, the persons named in the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors. All eight of the nominees are presently serving as Directors of the Company. Seven of the nominees were elected at the 1996 Annual Meeting and one of the nominees, Mr. Jerry H. Ballengee, was elected a Director by the Board in December of 1996.

                                   DIRECTORS

JERRY H. BALLENGEE

     Mr. Ballengee, 59, a Director since 1996, has been a Director, and President and Chief Operating Officer of Union Camp Corporation, Wayne, New Jersey, a manufacturer of paper and paper products, since 1994. From 1988 to 1994, he was a Director and Executive Vice President of Union Camp Corporation. He is a Director of United Cities Gas Company.

WILLIAM W. GOESSEL

     Mr. Goessel, 69, a Director since 1976, retired in 1993 from Harnischfeger Industries, Inc., Milwaukee, Wisconsin, a manufacturer of mining equipment, material handling systems and paper making machines and a designer and integrator of automated material handling systems, where he had been Chairman since 1992. From 1986 to 1992 he was Chairman and Chief Executive Officer of Harnischfeger Industries, Inc. He is a member of the Human Resources Committee and the Committee on Directors. He is a Director of Measurex Corporation.

DAVID P. GRUBER

     Mr. Gruber, 55, a Director since 1995, has been a Director, and President and Chief Executive Officer of Wyman-Gordon Company, North Grafton, Massachusetts, an aerospace and industrial manufacturing company, since 1994. He was a Director, and President and Chief Operating Officer of Wyman-Gordon since 1991. He is a member of the Audit Committee and the Committee on Directors.

MELVIN HOWARD

     Mr. Howard, 62, a Director since 1984, has been President of Sector Management, Inc., Westport, Connecticut, an investment firm, since 1993. He retired in 1990 from Xerox Corporation, Stamford, Connecticut, where he had been Vice Chairman of the Board from 1986 to 1990. He is a member of the Audit and Pension Committees.

BARBARA B. LUCAS

     Ms. Lucas, 51, a Director since 1992, has been Senior Vice President-Public Affairs and Corporate Secretary of The Black & Decker Corporation, Towson, Maryland, a global manufacturer and marketer of power tools and home improvement products, since 1996. From 1985 to 1996, she was Vice President-Public Affairs and Corporate Secretary of The Black & Decker Corporation. She is a member of the Human Resources Committee and the Committee on Directors. She is a Director of Provident Bankshares Corporation.

THOMAS C. McDERMOTT

     Mr. McDermott, 60, a Director since 1988, has been Chairman of the Board of Directors since 1995 and Chief Executive Officer and President since 1994. He retired in 1993 from Bausch & Lomb Incorporated, Rochester, New York, a health care and optics company, where he had been President and Chief Operating Officer from 1986 to 1993. He is a member of the Executive and Pension Committees. He is a Director of A.T. Cross Company and Thomas & Betts Corporation.

JAMES C. MILLER III

     Mr. Miller, 54, a Director since 1990, is counselor to Citizens for a Sound Economy, Washington, D.C., and from 1989 to 1993 had served as Chairman of that organization's Board of Directors. Since 1988, he has also been the John M. Olin Distinguished Fellow at the Center for Study of Public Choice at George Mason University, Fairfax, Virginia. He is a member of the Pension Committee and the Committee on Directors. He is a Director of Atlantic Coast Airlines, Washington Mutual Investors, Inc. and The Union Corporation.

PETER ODDLEIFSON

     Mr. Oddleifson, 64, a Director since 1974, is a partner in the law firm of Harris, Beach & Wilcox, LLP, Rochester, New York, which firm has been and is currently engaged in performing various legal services for the Company. He is a member of the Executive and Audit Committees. He is a Director of Rochester Midland Corporation.

--------------------------------------------------------------------------------
     The Board of Directors recommends a vote "FOR" the election as Directors of the nominees listed above.
--------------------------------------------------------------------------------

Directors Not Standing for Re-election

ARTHUR M. RICHARDSON

     Mr. Richardson, 70, a Director since 1980, has been President of Richardson Capital Corporation, Rochester, New York, an investment enterprise, since 1985. He is a member of the Executive, Human Resources and Audit Committees. He is a director of The Raymond Corporation, Rochester Gas & Electric Corporation and Transmation, Inc. Mr. Richardson is retiring from the Board of Directors of the Company on May 7, 1997 and is therefore not standing for re-election.

Additional Information Relating to the Board of Directors

     Non-employee Directors are paid an annual retainer of $20,000 per year. In December of 1996, the Directors approved a plan whereby, beginning in 1997, one-half of this annual retainer would be paid in Company stock until the Director meets the Company's stock ownership goals for non-employee Directors, which is five times the annual retainer amount. In addition, non-employee Directors are paid $1,000 per day for attendance at Board meetings, $800 for attendance at each committee meeting that is not held in conjunction with a Board meeting and $400 for attendance at each committee meeting that is held in conjunction with a Board meeting. Committee chairs are paid an additional retainer of $2,800 per year. Employee directors do not receive any additional remuneration for their services as Directors.

     Each non-employee Director of the Company receives, on the first stock trading day following each Annual Meeting of Stockholders, an option to purchase 1,500 shares of the Company's Common Stock at the closing price per share as reported on the NASDAQ on that date.

     Non-employee Directors are participants in the Retirement Plan for Non-Employee Directors, which became effective on June 21, 1994. A Director who retires with a minimum of ten years of service is entitled to receive an annual retirement benefit equaling his or her final annual retainer, for a term equal to the period of service. Plan benefits vest 50% after five years of service and an additional 10% for each year of service from six through ten.


     The Board of Directors held five meetings during 1996. All of the Directors attended more than 75% of the meetings of the Board and committees on which they served in 1996.

                  AUDIT COMMITTEE AND COMMITTEE ON DIRECTORS

     The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan and results of the audit performed by the auditors and the plan and scope of the Company's internal audit procedures, approves professional services provided by the auditors, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and directs and supervises investigations into these matters. The Audit Committee held two meetings during 1996.


     The Committee on Directors recommends to the Board nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them to stand for re-election. The Committee on Directors will consider nominees recommended by stockholders and has established a procedure to consider such nominees. Under the procedure, stockholders shall submit written recommendations of nominees for election to the Board of Directors to the Secretary of the Company no later than December 10 preceding the next Annual Meeting of Stockholders at which the election is to be held. Stockholder recommendations must be accompanied by the written consent of the recommended person to serve if elected and his or her complete biographical data, particularly with respect to business or other experience bearing upon such person's qualifications. The Committee on Directors held one meeting during 1996.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 14, 1997, certain information regarding stock ownership by beneficial owners of more than five percent of the Company's Common Stock (based on reports filed by them with the Securities and Exchange Commission (SEC)) and, as of March 10, 1997, by Directors and the executive officers listed in the Summary Compensation Table on page 13 [pages 16 and 17 of EDGAR version], and by all Directors and executive officers as a group, each of whom has sole voting and investment power, except as indicated.

                                                                                    Percent of
                          Name                                No. of Shares            Class
----------------------------------------------------------   -------------------   ------------
 Mario J. Gabelli  .......................................    3,464,432(1)             16.2%
 c/o Gabelli Funds, Inc.
 One Corporate Center
 Rye, New York
 The State Teachers Retirement Board of Ohio  ............    1,688,200(2)              7.9%
 275 Broad Street
 Columbus, Ohio
 Jerry H. Ballengee   ....................................           --                  *
 William W. Goessel   ....................................       13,304(3)               *
 David P. Gruber   .......................................        2,935(4)               *
 Melvin Howard  ..........................................       13,881(5)               *
 Barbara B. Lucas  .......................................        8,536(6)               *
 Thomas C. McDermott  ....................................      107,907(7)               *
 James C. Miller III  ....................................       14,138(8)               *
 Peter Oddleifson  .......................................       14,228(9)               *
 Arthur M. Richardson    .................................       12,866(10)              *
 Eric L. Steenburgh   ....................................        7,885(11)              *
 Frank J. Zonarich .......................................       58,998(12)              *
 John P. Murphy    .......................................       26,785(13)              *
 Michael T. Tomaino   ....................................        5,412(14)              *
 John J. Scanlon   .......................................       29,739(15)              *
 All Directors and Executive Officers (18 persons)  ......      347,538(16)             1.6%

----------
 (1) Sole voting power with respect to 3,326,932 shares and sole dispositive power with respect to 3,464,432 shares.
 (2) Sole voting power and sole dispositive power with respect to 1,688,200 shares.
 (3) Includes exercisable options to purchase 11,281 shares.
 (4) Includes exercisable options to purchase 1,500 shares.
 (5) Includes exercisable options to purchase 11,281 shares.
 (6) Includes exercisable options to purchase 6,986 shares.
 (7) Sole voting power only with respect to 10,000 shares. Includes exercisable options to purchase 90,648 shares.
 (8) Includes exercisable options to purchase 9,637 shares.
 (9) Includes exercisable options to purchase 11,281 shares.
(10) Includes exercisable options to purchase 11,281 shares. Not standing for re-election as a Director.
(11) Includes exercisable options to purchase 6,850 shares.
(12) Includes exercisable options to purchase 53,277 shares. Resigned, December, 1996.
(13) Includes exercisable options to purchase 24,473 shares.
(14) Includes exercisable options to purchase 2,600 shares.
(15) Includes exercisable options to purchase 27,190 shares.
(16) Includes exercisable options to purchase 288,591 shares.

  *  Less than 1.0% of outstanding shares.

                      HUMAN RESOURCES COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

     The Board of Directors' Human Resources Committee (the "Committee") provides the following information about its charter, executive compensation philosophy and program, and 1996 compensation-related decisions.

     The Human Resources Committee is responsible for all compensation-related decisions of the Company. As such, it approves the design of, assesses the effectiveness of, and administers the executive compensation program and certain benefit plans. The Committee administers the 1988 Stock Incentive Plan, the 1994 Incentive Plan to Increase Stockholder Value and the Executive Incentive Plan, and in this capacity it approves all stock option grants or cash bonus awards to officers and other executives including executives named in the Summary Compensation Table found on page 13 [pages 16 and 17 of EDGAR version] (the "named executives"). The Committee also reviews and approves all executive salary arrangements and other remuneration, evaluates executive performance, and considers related matters. The Committee, which consists of three non-employee Directors, met ten (10) times during 1996.

The Objectives of the Executive Compensation Program

     The Committee is committed to implementing an executive compensation program which supports the Company's mission and facilitates the achievement of the Company's business strategies.

     It is the intent that:

     (1) the executive total compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified Company and individual performance goals;

     (2) some of the at-risk components of pay should be equity-based to encourage a close identification with the Company and align executives' interests with those of stockholders; and

     (3) the executive compensation program should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

Overview of Executive Compensation Plans and 1996 Committee Actions

     The Committee evaluates the Company's financial performance and executive compensation plans annually in the context of publicly traded comparator companies consisting of pump industry competitors and a broader group of major durable goods manufacturers. Total annual cash payments (base salary plus annual cash bonuses) reflect Company financial performance, business unit financial performance, and individual executive performance against previously established goals and objec-tives. In 1996, the Committee decided to reduce targeted total cash compensation from the 60th to the 50th percentile of the total cash compensation of the comparator companies adjusted for size. This change reflects, in part, the Committee's desire that a larger percentage of the total compensation package be comprised of Company stock and other non-cash performance-based components.

     The number of companies in the comparator group used for compensation purposes is larger than the number of companies which comprise the industry peer group index in the Performance Graph included in this Proxy Statement on pages 11 and 12. The Committee believes that the Company's competitors for executive talent are greater in number than the companies included in the industry peer group.

     The key elements of the Company's executive compensation program are base salary, annual cash bonuses, stock options and restricted stock grants vesting upon achievement of long-term Company performance goals. These are addressed separately below. In determining each element of compensation, the Committee considers all components of compensation, including retirement plans, insurance and other benefits.

     The Base Salary structure is regularly reviewed by the Committee. The target for salary range midpoints is the 50th percentile of comparator companies. The base salary range midpoints are designed to recognize varying levels of responsibility, experience and breadth of knowledge required, and internal equity. The comparator companies are surveyed periodically to determine specific compensation levels for similar executive positions. Such a review was conducted in 1996 and base salary range midpoints were adjusted accordingly.

     The Committee reviewed executive base salaries in 1996 and increases were awarded or withheld based on Company financial performance in general, individual executive performance and the comparator companies' compensation levels. The salaries remain within the defined salary ranges and the named executives' base pay generally falls within five percentage points of the 50th percentile of the comparator company salary data.

     The Executive Incentive Plan ("EIP"), which provides for annual cash bonuses based on Company, business unit and individual performance, promotes the Company's pay-for-performance philosophy. The annual bonus opportunity allows the Company to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     The EIP cash bonus opportunity is a percentage of base salary that increases with level of responsibility, thereby increasing the portion of compensation at risk. Annual cash bonus opportunities at target are designed to be slightly higher than the 50th percentile of comparator companies in order to reflect the Committee's intention to place a greater percentage of executive compensation at risk.

     For 1996, the Company financial performance used to determine EIP payouts for corporate staff was based on earnings per share (50%), sales (30%) and return on assets (20%). The Committee believes these performance measures are contributing determinants of stock price over time. The business units' performance used to determine EIP payouts was based on sales, operating earnings, gross margin, inventory turns, and meeting quarterly performance objectives. All of the named executives have a minimum of 25% of their award tied to Company financial performance to reinforce the need for teamwork and to focus attention on overall Company objectives. The named executives who are heads of business units also have a majority of their award linked to business unit financial performance.

     Target cash bonus opportunities for the named executives range from 35% to 60% of base salary. Depending on performance results, the EIP cash bonus can vary from 50% to 150% of target cash bonus opportunity. A minimum threshold of Company or business unit financial performance must be achieved for any portion of the EIP payout to occur. In general, performance in 1996 was above target goals and, accordingly, bonus payments were above target payment levels.

     Including the named executives, there are approximately 110 key managers who participated in the EIP in 1996. Receipt of cash incentive awards under the EIP may be deferred to a subsequent date or retirement.

     The 1988 Stock Incentive Plan, approved by stockholders in 1988, and the 1994 Incentive Plan to Increase Stockholder Value, approved by stockholders in 1994, are in keeping with the Company's commitment to provide total compensation which favors at-risk components of pay and closely links the interests of management with those of stockholders. These are the Company's only long-term incentive vehicles and they are designed to provide competitive long-term incentive compensation opportunities, to tie executive long-term financial gain to increases in the Company's stock price, and to increase Company stock ownership among key managers.

     Stock options are normally granted annually based on an assessment of the performance and potential of executives, past grants made to executives, and current Company stock holdings of the executives. The stock option program targets its awards at the 60th percentile of similar awards at comparator companies. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant and will have value only if the stock price appreciates from the date the options are granted. The stock option grants vest at 25% per year for four years to aid in the retention of executives and key managers. The named executives will next be considered for an option award in June 1997. The Option Grants in Last Fiscal Year table on page 14 gives a summary of stock options granted in 1996 to the named executives under the 1988 Stock Incentive Plan and the 1994 Incentive Plan to Increase Stockholder Value.

     Under the 1994 Incentive Plan to Increase Stockholder Value, performance-based restricted stock awards were made in 1995 to key executives subject to the Company's ability to achieve pre-established levels of Company performance over a three-year period. The value of the awards will vary based on the degree to which Company Earnings Per Share ("EPS") goals are attained over the three-year cycle. The EPS goal is reflective of stockholder value creation. All earned awards are paid in Company stock. During the performance period, dividends on the performance-based shares are paid in stock. The stock paid as a result of the performance achievement, and that paid as dividends, must be held by the executive until termination from the Company, further aligning executives' interests with those of stockholders.

     In determining the size of performance-based share awards, the Committee considers existing stock option grants, competitive practices, and the level of responsibility of each executive. Grant sizes were at competitive levels in comparison to similar programs at the comparator companies.

Compensation for the Chief Executive Officer

     The CEO's compensation package is consistent with the spirit and objectives of the Company's executive compensation program.

     Mr. McDermott's base salary was increased $40,000 to $540,000 and his EIP target cash bonus opportunity was increased five percentage points to 60% of base salary effective January 1, 1996. His actual bonus payment was greater than the target cash bonus opportunity because the Company's financial performance in 1996 exceeded target goals.

     The stock option grants given to Mr. McDermott in June 1996 are disclosed in the table on page 14 [page 20 of EDGAR version]. The grant made in 1996 is within competitive norms for the CEO position and at the medium level in comparison to the comparator companies.

     Under the 1994 Incentive Plan to Increase Stockholder Value, Mr. McDermott received a performance-based restricted stock award in 1995 subject to the Company's ability to achieve pre-established levels of Company performance over a three-year period. The value of his award will vary based on the degree to which Company EPS goals are attained over the three-year cycle. The EPS goal is reflective of stockholder value creation. All earned awards are paid in Company stock. During the performance period, dividends on the performance-based shares are paid in stock, further aligning Mr. McDermott's interests with those of stockholders.

     Effective July 1, 1996 the Company entered into an agreement with Mr. McDermott to secure his strong leadership of the Company for at least the next five years. The material details of this agreement are set forth on page 12 [page 15 of EDGAR version] of this Proxy Statement. Under the agreement, Mr. McDermott was granted 10,000 shares of restricted common stock of the Company, pursuant to the 1994 Incentive Plan to Increase Stockholder Value, as of July 1, 1996. The restrictions on these shares lapse three years after the date of grant. This restricted stock grant, and the other terms of the agreement, are within competitive norms for the CEO position in comparision to the comparator companies.

Company Response to Potential Limits to Deductibility of Executive Pay

     Due to the minimal 1996 impact of any employee income in excess of the annual one million dollar limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"), the Committee has determined that it is not in the Company's current interest to undertake the substantial revisions to compensation programs that would be necessary to respond to the Code. The Committee will continue to evaluate the advisability of changing its compensation programs in this respect in future years.

Summary

     The Committee believes the executive compensation program, through the Committee's administration of the component plans and structures, continues to ensure the Company's ability to attract, retain, and motivate the executive resources required to enhance stockholder value. The Committee's competitive base pay philosophy facilitates the employment and retention of talented executives. The emphasis on variable pay and the tie to both short-and long-term financial results and stock performance directly links compensation to critical measures of Company performance. We believe these elements, in combination, further the best interests of the Company's stockholders.

Respectfully submitted,

The Human Resources Committee
    Arthur M. Richardson, Chairman
    William W. Goessel
    Barbara B. Lucas

                Comparison of Five Year Cumulative Total Return
                      vs. S&P 500 and Peer Group Indices


     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                Comparison of Five-Year Cumulative Total Return
                      December 1991 through December 1996


[Line Chart]
[Plot Points Shown Below]

        Goulds Pumps        Peer Group           S&P 500

12/91     100.00              100.00             100.00
12/92     109.45              108.82             107.61
12/93     114.23              152.44             118.41
12/94     102.97              153.53             120.01
12/95     122.12              195.82             164.95
12/96     115.98              244.14             202.73


Assumes $100 is invested on December 31, 1991 in Goulds Pumps, Incorporated common stock, the S&P 500 Index, and peer group common stock. Cumulative total return assumes reinvestment of dividends.

                                            Fortune
                                          Industrial &
                                         Farm Equipment
                                           Industry--
         Date            Goulds Pumps      Peer Group      S&P 500
----------------------- --------------- ----------------- ---------
 December 1991......       $100.00          $100.00       $100.00
 December 1992......       $109.45          $108.82       $107.61
 December 1993......       $114.23          $152.44       $118.41
 December 1994......       $102.97          $153.53       $120.01
 December 1995......       $122.12          $195.82       $164.95
 December 1996......       $115.98          $244.14       $202.73


Fortune Industrial and Farm Equipment Companies (1)(3)

Caterpillar Inc.                 York International Corporation      Tecumseh Products Company
Deere & Company                  Baker Hughes Incorporated           Cincinnati Milacron Inc.
Ingersoll-Rand Company           Harnischfeger Industries, Inc.      Briggs & Stratton Corporation
Dresser Industries, Inc.         The Timken Company                  Stewart & Stevenson Services, Inc.
The Black & Decker Corporation   Western Atlas International Inc.    The Lincoln Electric Company
Cummins Engine Company, Inc.     NACCO Industries, Inc.              Terex Corporation
American Standard Cos. (2)       AGCO Corporation                    Kennametal Inc.
Case Corporation (2)             Detroit Diesel Corporation          The Toro Company
Dover Corporation                TRINOVA Corporation                 Teleflex Incorporated
Parker-Hannifin Corporation      Crane Co.

----------
(1) Ranked by sales size.

(2) New to peer group list.

(3) Removed from prior year peer group list by virtue of no longer being included in the Fortune Industrial and Farm Equipment Companies published list:
       Pentair, Inc.
       Outboard Marine Corporation
       Actava Group, Inc.
       IMO Industries Inc.
       Figgie International, Inc.

Employment Agreements and Policies

     In December of 1996, Mr. Frank J. Zonarich, who is identified on the Summary Compensation Table on page 13 [pages 16 and 17 of EDGAR version], resigned. In connection with his resignation, he will receive the compensation indicated on the Summary Compensation Table.

     Effective July 1, 1996, Thomas C. McDermott entered into an employment agreement with the Company (the "Agreement") for services to be rendered through June 30, 2001. The Agreement provides that Mr. McDermott will serve as Chairman, Chief Executive Officer and President during the first three years of the Agreement and as Chairman for the remaining two years.

     The other principal provisions of the Agreement specify an annual salary of $540,000 with yearly salary reviews by the Board of Directors; an annual incentive award opportunity under the Executive Incentive Plan of 60% of base salary; and an annual award of 10,000 Restricted Shares of Common Stock of the Company, on which the restrictions lapse three years from the grant date. Stock options will be granted by the Board each year commensurate with performance and position under existing and/or future stock incentive plans of the Company.

     The Company has outstanding agreements with the other named executives listed in the Summary Compensation Table on page 13 [pages 16 and 17 of EDGAR version], which provide that the named executives will not, in the event of the commencement of steps to effect a Change-of-Control (defined generally as acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until a third person has terminated efforts to effect a Change-of-Control or until three months after a Change-of-Control has occurred.

     In the event of a qualifying termination of the named executive's employment within three years of a Change-of-Control, he or she is entitled to three years' compensation including bonus, retirement benefits equal to the benefits he or she would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefit plans for three years, and relocation assistance. In addition, these named executives are covered by a non-

Change-of-Control severance policy equal to one year's base salary.

Summary Compensation Table


                                                        Annual Compensation
                                            ---------------------------------------
                                                                          Other
                                                                          Annual
  Name and Principal Position       Year      Salary     Bonus(a)      Compensation
-------------------------------- ---------   ---------   ----------     -----------
Thomas C. McDermott               1996       $540,000     $425,200      $   --
 Chairman, CEO & President        1995        500,000      227,000          --
                                  1994(e)     255,769      140,672          --

Eric L. Steenburgh                1996        306,250      166,800        33,047(f)
 Senior Vice President and        1995(h)      84,231       21,000          --
 President--Industrial Products

Frank J. Zonarich                 1996        247,000      100,000          --
 (resigned December, 1996)        1995        239,417       86,500          --
 Vice President                   1994        227,350       67,827          --

John P. Murphy                    1996        209,167      108,800          --
 Vice President--Finance and      1995        191,458       55,000          --
 Chief Financial Officer          1994        183,125       50,100          --

Michael T. Tomaino                1996        184,167       82,300          --
 Vice President, General          1995(l)      88,154       31,000          --
 Counsel and Secretary

John J. Scanlon                   1996        162,917       61,700          --
 Vice President--Worldwide        1995        147,533       40,000          --
 Commercial Strategies
 and President--Asia Pacific


                                          Long-Term Compensation
-------------------------------- ---------------------------------------
                                   Restricted    Securities                      All
                                     Stock       Underlying     LTIP            Other
  Name and Principal Position      Awards(b)     Options(#)    Payouts       Compensation
-------------------------------- ------------    ------------  ---------     --------------
Thomas C. McDermott               $251,250(c)         82,100   $     --      $   6,072(d)
 Chairman, CEO & President             --            111,600         --          7,018
                                       --             76,500         --        205,284

Eric L. Steenburgh                     --             25,000         --        221,060(g)
 Senior Vice President and             --             27,400         --             --
 President--Industrial Products

Frank J. Zonarich                      --             17,100         --        248,812(i)
 (resigned December, 1996)             --             28,500         --          1,812
 Vice President                        --             14,915         --          2,332

John P. Murphy                         --             17,000         --          2,302(j)
 Vice President--Finance and           --             26,100         --          2,302
 Chief Financial Officer               --             12,663         --          3,701

Michael T. Tomaino                     --             10,700         --            523(k)
 Vice President, General               --             10,400         --             --
 Counsel and Secretary

John J. Scanlon                        --              7,900         --          2,893(m)
 Vice President--Worldwide             --             12,400         --          2,893
 Commercial Strategies
 and President--Asia Pacific

----------

(a) Includes amounts paid or deferred in the year following for services rendered in the year indicated.
(b) Restricted Performance Shares outstanding, valued as of 12-31-96, are: Mr. McDermott, 9,524 shares valued at $218,457; Mr. Steenburgh, 4,355 shares valued at $99,893; Mr. Murphy, 2,857 shares valued at $65,532; Mr. Tomaino, 2,743 shares valued at $62,918; Mr. Scanlon, 2,438 shares valued at $55,922.
(c) The restricted stock award reported in this column for Mr. McDermott was granted on 07-01-96 at a share price of 25.125. Dividends are paid to all holders of restricted stock.
(d) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$6,072.
(e)  Hired 06-94.
(f)  Relocation expense tax gross-up; a one time reimbursement.
(g) Includes premiums paid on the executive's behalf for Basic Term Life Insurance--$1,121; relocation expense reimbursement--$219,939.
(h)  Hired 09-95.
(i) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$1,812; transitional and consulting payments in connection with Mr. Zonarich's resignation--$247,000.
(j) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$2,302.
(k) Includes premiums paid on the executive's behalf for Basic Term Life Insurance--$523.
(l)  Hired 07-95.
(m) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$2,893.

                       Option Grants in Last Fiscal Year

                                                      % of Total
                                  Number of             Options                                                Grant
                                 Securities           Granted to          Exercise                             Date
                                 Underlying            Employees            Price          Expiration         Present
           Name                Options Granted       in Fiscal Year      Per Share($)         Date           Value($)(a)
----------------------------   ------------------   -----------------   ---------------   ---------------   -------------
Thomas C. McDermott   ......       82,100              21.36%              25.250            Jun 21, 2006      468,791
Eric L. Steenburgh    ......       25,000               6.50%              25.250            Jun 21, 2006      142,750
Frank J. Zonarich  .........       17,100               4.45%              25.250            Jun 21, 2006       97,641
John P. Murphy  ............       17,000               4.42%              25.250            Jun 21, 2006       97,070
Michael T. Tomaino    ......       10,700               2.78%              25.250            Jun 21, 2006       61,097
John J. Scanlon    .........        7,900               2.06%              25.250            Jun 21, 2006       45,109

----------
(a) Black-Scholes Assumption Disclosure: The estimated grant date present value reflected in the above table is determined using the Black-Scholes Model. The material assumptions and adjustments incorporated in the Black-Scholes Model in estimating the value of the options reflected in the above table include the following:
* An exercise price on the options of $25.25 equal to the fair market value of the underlying stock on the date of grant;
* An interest rate (6.9%) that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;
* Volatility factor of .227 calculated using daily stock prices for the one-year period prior to the grant date;
* Dividends at the rate of $.80 per share representing the annualized dividends paid with respect to a share of common stock as of the date of grant;
* Reduction of approximately 9.6% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 16.9% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date;
*    An option term of ten years.

     The ultimate values of the options will depend on the future market price of Goulds Pumps' stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock on the date the option is exercised over the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option

                                                              Number of Securities Underlying
                                                                  Unexercised Options Held
                                                                     At Fiscal Year End
                              Number of                   --------------------------------------
                                Shares
                              Acquired        Value
      Name                   on Exercise    Realized($)    Exercisable(#)    Unexercisable(#)
---------------------------- -----------    -----------    --------------    ----------------
Thomas C. McDermott   ......       0              0             71,598             203,300
Eric L. Steenburgh    ......       0              0              6,850              45,550
Frank J. Zonarich  .........       0              0             40,926              49,679
John P. Murphy  ............       0              0             16,607              44,156
Michael T. Tomaino    ......       0              0              2,600              18,500
John J. Scanlon    .........       0              0             23,166              20,065

                                     Value of Unexercised
                                   In-The-Money Options Held
                                      At Fiscal Year End
                             -----------------------------------

             Name             Exercisable($)    Unexercisable($)
--------------------------   ---------------   -----------------
Thomas C. McDermott   ....          136,849            210,431
Eric L. Steenburgh    ....                0                  0
Frank J. Zonarich  .......           10,148             30,445
John P. Murphy  ..........            9,677             29,030
Michael T. Tomaino    ....            3,250              9,750
John J. Scanlon    .......           50,619             13,266

Pension Plan Table (1)

                                                            Years of Service
                     ----------------------------------------------------------------------------------------------
 Final Average
 Compensation(2)        5             10            15            20            25            30            35
------------------   -----------   -----------   -----------   -----------   -----------   -----------   ----------
$200,000 .........     $ 20,000     $ 40,000      $ 60,000      $ 80,000      $100,000      $110,000      $120,000
$300,000 .........     $ 30,000     $ 60,000      $ 90,000      $120,000      $150,000      $165,000      $180,000
$400,000 .........     $ 40,000     $ 80,000      $120,000      $160,000      $200,000      $220,000      $240,000
$500,000 .........     $ 50,000     $100,000      $150,000      $200,000      $250,000      $275,000      $300,000
$600,000 .........     $ 60,000     $120,000      $180,000      $240,000      $300,000      $330,000      $360,000
$700,000 .........     $ 70,000     $140,000      $210,000      $280,000      $350,000      $385,000      $420,000
$800,000 .........     $ 80,000     $160,000      $240,000      $320,000      $400,000      $440,000      $480,000
$900,000 .........     $ 90,000     $180,000      $270,000      $360,000      $450,000      $495,000      $540,000
$1,000,000  ......     $100,000     $200,000      $300,000      $400,000      $500,000      $550,000      $600,000
$1,100,000  ......     $110,000     $220,000      $330,000      $440,000      $550,000      $605,000      $660,000
$1,200,000  ......     $120,000     $240,000      $360,000      $480,000      $600,000      $660,000      $720,000

----------

(1) Estimated annual pension plan benefits shown are prior to adjustment for Social Security benefits.

(2) Final Average Compensation is the sum of salary and bonus from the Summary Compensation Table.

     The Company maintains a Pension Plan and a Supplemental Executive Pension Plan in which all of the officers named in the Summary Compensation Table on page 13 [pages 16 and 17 of EDGAR version] are participants. Taken together, the two plans provide participants with a monthly retirement benefit based on the participant's final average compensation and years of service. The monthly benefit is reduced by one-half the participant's primary Social Security benefit amount. The chart above shows the estimated benefit (stated in annual amounts) payable (prior to reduction for Social Security) beginning at age 62 for the years of credited service and final average compensation amounts shown.

  Years of Credited Service used in determining benefits for the named executives are as follows through December 31, 1996:

  Mr. McDermott, 2.5 years; Mr. Steenburgh, 1.3 years; Mr. Zonarich, 26.8; Mr. Murphy, 3.3 years; Mr. Tomaino, 1.4 years; Mr. Scanlon, 37.8 years. Benefits are computed as straight-life annuity amounts, which may be paid in various forms.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997 be ratified by the stockholders. Deloitte & Touche LLP and their predecessors have served as auditors of the Company since 1908. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.


--------------------------------------------------------------------------------
     The Board of Directors recommends a vote "FOR" the ratification of the appointment of auditors.
--------------------------------------------------------------------------------

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by November 25, 1997 in order to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting.

                   OTHER MATTERS AND SOLICITATION OF PROXIES

     The Board of Directors does not know of any matters other than those discussed herein which will be presented at the meeting. However, if any matters properly come before the meeting, the person or persons voting the enclosed proxy form will vote on them in accordance with their best judgment.

     All costs of soliciting proxies will be borne by the Company. In addition to soliciting proxies by use of the mails, some of the officers and regular employees of the Company (without extra compensation) may solicit proxies personally and by telephone and telefax. In addition, the Company will reimburse the reasonable expenses incurred by banks and brokers who hold shares in their names or in custody, or in the names of nominees for others, in forwarding copies of the proxy material to those persons for whom they hold such shares. The Company will pay the firm of D.F. King & Co., Inc. a fee of $7,000 plus expenses for soliciting proxies.

                                              By Order of the Board of Directors


                                                      MICHAEL T. TOMAINO
                                                          Secretary

Fairport, New York
March 24, 1997

     A copy of the annual report of the Company on Form 10-K for its most recent fiscal year, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon request addressed to Michael T. Tomaino, Secretary, Goulds Pumps, Incorporated, 300 WillowBrook Office Park, Fairport, New York 14450-4285.

[LOGO OF GOULDS PUMPS, INCORPORATED]




                                                                 March 24, 1997

Dear Goulds Stockholder:

     On behalf of the Board of Directors and management, you are cordially invited to attend the 1997 Annual Meeting of Stockholders on Wednesday, May 7, 1997 at 10:00 a.m. at the Holiday Inn, Seneca Falls, New York.

     At the meeting, I will report on the progress of the Company during the past year and answer your questions. In addition, stockholders will consider and act upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your interests be represented at the meeting. Regardless of your plans for attending the meeting, please complete and mail your proxy card in the enclosed return envelope.


                                   Very truly yours,

                                   /s/ Thomas C. McDermott
                                   Thomas C. McDermott
                                   Chairman, Chief Executive Officer
                                        and President


                             Detach Proxy Card Here

--------------------------------------------------------------------------------------------------------------------------------
     [     ]

1. ELECTION OF DIRECTORS       FOR all nominees   [X]       WITHHOLD AUTHORITY to vote   [X]       *EXCEPTIONS   [X]
                               listed below                 for all nominees listed below.

Nominees: Jerry H. Ballengee, William W. Goessel, David P. Gruber, Melvin Howard, Barbara B. Lucas, Thomas C. McDermott,
          James C. Miller III, Peter Oddleifson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________________________________________________________


2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for 1997.


FOR   [X]       AGAINST   [X]      ABSTAIN   [X]                                Change of Address and/or     [X]
                                                                                Comments Mark Here.



                                                 When signing as attorney, executor, administrator, trustee or guardian, give title as such. If the signer is a corporation, sign in the corporate name of duly authorized officer.

                                                 Dated: __________________________________, 1997

                                                 _______________________________________________
                                                                    Signature
                                                 _______________________________________________
                                                                    Signature




                                                                                               Votes MUST be indicated
Please mark, sign, date and return this proxy card using the enclosed envelope.                (x) in Black or Blue ink.    [X]

                           GOULDS PUMPS, INCORPORATED

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1997

     I(We) hereby appoint Thomas C. McDermott and Michael T. Tomaino, or either of them, as Proxies, with full power of substitution, to represent me (us) and to vote all my/(our) stock in Goulds Pumps, Incorporated, on all matters which may come before the 1997 Annual Meeting of Stockholders of the Company and any adjournments thereof. Said Proxies are directed to vote as hereafter indicated.

     Proxies will vote in accordance with their judgment in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

     This Proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, it will be voted "FOR" all proposals.


                               (Continued and to be signed on the other side)


                               GOULDS PUMPS, INCORPORATED
                               P.O. BOX 11303
                               NEW YORK, N.Y. 10203-0303